UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 10, 2008

Date of Earliest Event Reported:  October 8, 2008

Sauer-Danfoss Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14097	36-3482074
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 Parkway Drive, Suite 270 Lincolnshire, Illinois		60069
(Address of principal executive offices)		(U.S. Zip Code)

Registrant’s telephone number, including area code:  (515) 239-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 8, 2008, David J. Anderson, President and Chief Executive Officer of Sauer-Danfoss Inc. (the “Company”), announced his intention to retire from the Company effective January 1, 2009.  Mr. Anderson has served as the Company’s President and Chief Executive Officer since July 1, 2002.

The Board of Directors voted on October 8, 2008 to appoint Sven Ruder as Mr. Anderson’s successor as President and Chief Executive Officer, effective upon Mr. Anderson’s retirement.  Mr. Ruder, age 51, is a member of the Company’s Board of Directors.  He is presently employed as the President of the Danfoss A/S Motion Controls Division, a position he has held since 2001.  Danfoss A/S beneficially owns a majority of the outstanding common stock of the Company.  The Company anticipates that it will enter into an Executive Employment Agreement with Mr. Ruder, but the terms of the agreement have not yet been developed.

Pursuant to the Company’s Bylaws, Mr. Anderson will cease to serve as a non-voting advisor to the Board of Directors under the title of Executive Director and Co-Vice Chair when he retires as President and Chief Executive Officer.  The Board has asked Mr. Anderson, however, to continue to serve as Co-Vice Chair and an advisor to the Board in a non-voting capacity, through the 2009 Annual Meeting of Stockholders.

Section 8	Other Events

Item 8.01	Other Events

On October 10, 2008, the Company issued a press release announcing the retirement of Mr. Anderson and the appointment of Mr. Ruder as President and Chief Executive Officer of the Company.  A copy of the press release is attached hereto as Exhibit 99.1.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

(d)                                 Exhibits

99.1                          Press Release dated October 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SAUER-DANFOSS INC.

DATE: October 10, 2008
	By:	/s/ Kenneth D. McCuskey
	Name:	Kenneth D. McCuskey
	Title:	Vice President and Chief Accounting Officer